Exhibit 5.1

November 6, 2023

Board of Directors

Bunker Hill Mining Corp.

82 Richmond Street East

Toronto, Ontario M5C 1P1

Canada

Re:	Registration Statement on Form S-8 relating to 26,581,075 shares of common stock under the Bunker Hill Mining Corp. Amended and Restated Restricted Stock Unit Incentive Plan

Ladies and Gentlemen:

We have acted as counsel for Bunker Hill Mining Corp., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-8 (the “Registration Statement”) relating to the registration of 26,581,075 shares (the “Shares”) of common stock, par value $0.000001 per share, of the Company (“Common Shares”), which may be issued under the Bunker Hill Mining Corp. Amended and Restated Restricted Stock Unit Incentive Plan, as amended from time to time (the “Plan”).

In rendering the opinion set forth below, we have examined the Registration Statement and the Plan. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

We assume that the Registration Statement has been filed by the Company with the Commission and will be effective at the time that any of the Shares are issued, and that persons acquiring the Shares will do so strictly in accordance with the terms of the Plan. We further assume that the Shares will continue to be duly and validly authorized on the dates that the Shares are issued pursuant to the terms of the Plan and, upon the issuance of any of the Shares, the total number of shares of Common Shares issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Shares that the Company is then authorized to issue under its articles of incorporation.

Based upon the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid, and nonassessable.

Davis Graham & Stubbs LLP ▪ 1550 17th Street, Suite 500 ▪ Denver, CO 80202 ▪ 303.892.9400 ▪ fax 303.893.1379 ▪ dgslaw.com

Bunker Hill Mining Corp.

November 6, 2023

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. This opinion is limited to the federal laws of the United States of America and to the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts. We express no opinion with respect to the blue sky securities laws of any state, including the State of Nevada.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP